Exhibit 99.1

newsrelease

Santa Barbara Office
3820 State Street
Santa Barbara, CA 93105
tel: 805.563.7000
fax: 805.563.7070
www.tenethealth.com

Contacts:
Media: Steven Campanini (805) 563-6838
Investors: Thomas Rice (805) 563-7188

Tenet Announces Results for Second Quarter
Ended June 30, 2004

Aug. 3, 2004 – Tenet Healthcare Corporation (NYSE:THC) reported a net loss of $426 million, or $0.91 per share for its second quarter ended June 30, 2004, compared to a net loss of $195 million, or $0.42 per share in the second quarter of 2003. The net loss of $0.91 per share for the current quarter is comprised of net losses of $0.45 per share related to continuing operations, including nine items with an aggregate negative net impact of $0.39 per share described below, and net losses related to discontinued operations of $0.46 per share, including three items with an aggregate negative net impact of $0.39 per share described below.

 “As I look at the quarter, a number of items are evident demonstrating both interim success stories as well as highlighting areas where more work needs to be done,” said Trevor Fetter, Tenet’s president and chief executive officer. “Volume growth was negative for the current quarter versus a very strong performance for the same period in 2003 when same store core admissions grew by 3.4 percent. But compared to volumes in 2002, we are achieving growth more consistent with others in the industry. Our core hospitals are retaining payor, physician and patient relationships despite the challenges we’ve faced in renegotiating virtually every customer relationship we have, not to mention the legal and investigative cloud that has been hanging over the company.

“Managed care pricing has improved on a relative basis in each of the past two quarters. While we absorbed a roughly 8 percent year-over-year decline in the fourth quarter of 2003 in pricing from managed care payors, this decline was reduced to approximately 5 percent in the first quarter of this year. Now, in the current quarter, we have achieved essentially flat year-over-year pricing with our managed care business partners. This exceeds my recent expectations for the time it would take to rebuild our managed care relationships and bodes well for our revenue growth going forward.

“Our cost control initiatives are meeting aggressive interim objectives and are creating a much more efficient operating platform going forward. In addition, bad debt and accounts receivable performance are somewhat better than we had anticipated as we implement new programs regarding in-take procedures, service utilization, and collections. While much remains to be done, the current quarter demonstrates that we are on the right track, and that our people can take pride in the progress that has been achieved thus far,” Fetter said.

“We initiated pricing discounts in connection with Tenet’s Compact With Uninsured Patients during the second quarter, introducing fresh, innovative thinking to address an issue of growing national prominence,” said Reynold Jennings, Tenet’s chief operating officer. “The Compact represents a creative means to address the issue of the uninsured and has been well-received in the communities where we have introduced it.   Our plan is to complete implementation in all markets where we have the requisite governmental approvals for such discounts by the end of the year, and thereby share the benefits of this program with the greatest number of our uninsured patients.”

 “With approximately $1.2 billion in cash, our liquidity was strengthened significantly in the second quarter,” said Stephen Farber, Tenet’s chief financial officer.  “This strengthening was largely the result of a debt offering in June of $1 billion of senior notes, $450 million of which was used to refund a portion of our near-term debt maturities. At this point we have less than $600 million of debt due between now and November 2011. Our program of asset sales also continues to show good progress. Although this is a highly fluid process with multiple offers from multiple parties, we are pleased to report that the offers we have received, and continue to receive, are still meeting our overall expectations and plans.”

Continuing Operations Items

The net loss of $0.45 per share from continuing operations for the current quarter includes the following nine items with an aggregate negative net impact totaling $277 million pre-tax, $183 million after-tax, or $0.39 per share:

(1) a non-cash charge of $204 million pre-tax, $125 million after-tax, or $0.27 per share, to write-down self-pay patient accounts receivable to their estimated net realizable value, described in detail below;

(2) a non-cash loss from the early extinguishment of debt of approximately $5 million pre-tax, $3 million after-tax, or $0.01 per share, due to the write-down of unamortized financing costs associated with the repurchase of $450 million in senior notes;

(3) a non-cash impairment charge for long-lived assets in continuing operations of $21 million pre-tax, $24 million after-tax, or $0.05  per share;

(4) restructuring charges of $22 million pre-tax, $14 million after-tax, or $0.03 per share, primarily comprised of employee severance costs and non-cash stock compensation costs associated with terminated employees;

(5) reduced net operating revenue of $23 million pre-tax, $14 million after-tax, or $0.03 per share resulting from patient discounts provided as a result of newly implemented pricing discounts related to Tenet’s Compact With Uninsured Patients in certain hospitals;

(6) litigation and investigation costs of $9 million pre-tax, $6 million after-tax, or $0.01 per share;

(7) a loss of $17 million pre-tax (before any additional bad debt charge as described in item (1), above, and before impairment and restructuring charges described in items (3) and (4), above), $11 million after-tax, or $0.02 per share from the operations of three hospitals (Medical College of Pennsylvania Hospital (“MCPH”), Doctors Medical Center-San Pablo/Pinole, and Suburban Medical Center) reported in accordance with generally accepted accounting principles (“GAAP”) in continuing operations, but considered non-core hospitals by Tenet since the company does not plan on operating these hospitals by the end of 2004;

(8) a gain on sale of certain home health agencies and hospices of approximately $18 million pre-tax, $11 million after-tax, or $0.02 per share, which was recorded as an offset to other operating expense; and

(9) a gain on the sales of various long-term investments of approximately $6 million pre-tax, $3 million after-tax, or $0.01 per share.

Discontinued Operations Items

The net loss of $0.46 per share from discontinued operations for the current quarter includes the following three items with an aggregate net negative impact totaling $266 million pre-tax, $183 million after-tax, or $0.39 per share:

(1) non-cash charges of $247 million pre-tax, $155 million after-tax, or $0.33 per share for the impairment of long-lived assets held for sale and restructuring charges;

(2) a non-cash charge of $50 million pre-tax, $31 million after-tax, or $0.07 per share, to write-down self-pay patient accounts receivable to their estimated net realizable value (described in detail below);

(3) an aggregate pre-tax gain in discontinued operations of approximately $31 million, $ 3 million after-tax, or $0.01 per share, primarily from the sale of two hospitals (Brownsville Medical Center and the company’s hospital in Barcelona, Spain);

Admissions

Admissions for the most recent quarter were adversely impacted by the results of three hospitals (MCPH, Doctors Medical Center-San Pablo/Pinole, and Suburban Medical Center) which the company has previously announced it no longer plans to operate by the end of 2004, but which are included in continuing operations in conformity with generally accepted accounting principles. Including the impact of these hospitals, same-store acute admissions for continuing operations were 173,262 in the second quarter, a decrease of 5,415 admissions, or 3.0 percent compared to the second quarter of 2003.

Excluding the impact of these three hospitals same-store admissions were 169,027 in the second quarter, a decrease of 3,447, or 2.0 percent compared to the second quarter of 2003.  To put this change in context, the second quarter of 2003 had admissions growth on the same basis of 3.4 percent compared to the second quarter of 2002.

Same-store outpatient visits, including the results from these three hospitals, were down 3.3 percent in the current quarter relative to the second quarter of 2003.  Excluding the impact of these three hospitals, same-store outpatient visits were down 2.9 percent in the current quarter relative to the second quarter of 2003. The sale of the company’s home health agencies, which is not captured in the same store adjustment, was a significant factor constituting the majority of this decline in outpatient visits.

Uninsured patients represented approximately 3.5 percent of admissions in the second quarter as compared to 3.2 percent in the first quarter of 2004. Admissions through the emergency department comprised 51 percent of total admissions for the quarter, compared to 52 percent of first quarter 2004 admissions. Uninsured patients treated and released through the emergency department were 92,423 for the quarter, an increase of 4,486 patients being treated and released through the emergency department over the first quarter, or a 5 percent increase, representing 23 percent of all patients treated and released through the emergency department in the quarter.

Pricing

On a same-store basis, net inpatient revenue per admission for continuing operations increased 1.3 percent compared to the second quarter of 2003. On a sequential quarter basis, net inpatient revenue per admission increased 2.2 percent. Excluding the three hospitals identified above, same-store net inpatient revenue per admission increased by 1.8 percent for the second quarter compared to the same period last year, and increased 2.4 percent on a sequential basis

Same-store outpatient revenue per visit for continuing operations was down 3.4 percent year-over-year and was flat on a sequential basis. Excluding the three hospitals identified above, same-store outpatient revenue per visit was down 3.3 percent, compared to last year’s second quarter but up 0.4 percent on a sequential basis.

Revenues

Net operating revenues for the quarter were $2,570 million, a decline of $87 million, or 3.3 percent, from $2,657 million in the second quarter of 2003. The loss of $23 million in revenue from the implementation of the Compact comprised 26 percent of this decline. Other factors contributing to the decline included admissions and pricing trends described above.

Provisions in the Compact provide discounts to uninsured patients at managed care-style rates established by each hospital. There were no Compact discounts in any prior quarter. Discounts under the Compact are expected to grow materially in the third quarter, and in the future, as the company continues to implement the discounting provisions in the hospitals under the Compact.  Under the Compact, the discount offered to uninsured patients is recognized as a contractual allowance, which reduces net patient revenues at the time self-pay accounts are recorded and should reduce Tenet’s provision for doubtful accounts in the future. At the same time, this expected reduction in the provision for doubtful accounts should substantially offset the net operating revenue reduction and corresponding impact on earnings from implementing the discounting components of the Compact.

Medicare outlier revenue did not contribute to this year-over-year decline in net operating revenue.  Medicare outlier revenue for continuing operations increased from $12 million in the second quarter of 2003 to $14 million in the second quarter of 2004.

Approximately $141 million in charity care was provided in the second quarter of 2004, as compared to $149 million in the first quarter of 2004, and $150 million in the second quarter of 2003.

Total uncompensated care for continuing operations, which is defined as the sum of charity care and provision for doubtful accounts, was $640 million in the second quarter of 2004, which includes the additional non-cash charge for provisions for doubtful accounts of $204 million. Excluding the charge, total uncompensated care was approximately 17 percent of the sum of net operating revenues plus charity care. In the first quarter of 2004, total uncompensated care as previously defined was $440 million, or approximately 16 percent of the sum of net operating revenues plus charity care.

Controllable Operating Expenses

Controllable operating expenses (consisting of salaries and benefits, supplies, and other operating expenses) were $2,178 million in the second quarter, an increase of $40 million, or 1.9 percent, as compared with $2,138 million in the first quarter.  Approximately $37 million of this increase was due to an increase in medical malpractice insurance expense, offset in part by the $18 million gain on sale of certain home health agencies and hospices described above.  Excluding these items the sequential increase in controllable operating costs was approximately 1.0 percent.

Salaries, wages and benefits were $1,131 million, or 44.0 percent of net operating revenues in the second quarter, down $6 million, or 0.5 percent, on a sequential basis from $1,137 million in the first quarter of 2004.

Supplies expense was $437 million in the second quarter, or 17.0 percent of net operating revenues, compared to $445 million in the first quarter, or 16.8 percent of net operating revenues.

Other operating expense was $610 million in the quarter, or 23.7 percent of net operating revenues in the second quarter, up from $556 million, or 21 percent of net operating revenues in the first quarter. Included in the current quarter is $102 million in malpractice expense, an increase of $37 million, or 57 percent, from $65 million in the first quarter of 2004. The increase in malpractice expense is primarily as a result of strengthening of reserves reflecting adverse loss development and changes in claim payment patterns and discount rate.  As mentioned above, other operating expense includes an $18 million net gain from the sale of certain home health agencies and hospices.

Provision for Doubtful Accounts

Provision for doubtful accounts, or bad debt expense, was $499 million in the second quarter, which included an additional non-cash charge of $204 million related to self-pay accounts receivables, including balance after insurance.  The implementation of the discounting component of the Compact, as well as other factors, has caused the company to change its assessment of determining the net realizable value of its self-pay accounts receivable resulting in this additional charge being recorded in the second quarter.  Prior to this quarter, the company wrote down self-pay accounts to their estimated net realizable value on a straight-line basis over a period of 120 days.  The company will no longer use this practice as the company will estimate the net realizable value of its self-pay accounts receivable when they are recorded without utilizing the 120-day straight-line methodology.  This change is only applicable to self-pay accounts including balance after insurance accounts. The company made no change in how it estimates the net realizable value of receivables from managed care payors.

Excluding the additional charge of $204 million, bad debt expense was approximately $295 million, or 11.5 percent of net operating revenues in the second quarter 2004, compared to $291 million, or 11.0 percent of net operating revenues, in the first quarter of 2004. In the second quarter of 2003 bad debt expense was $236 million, or 8.9 percent of net operating revenues.

Impairment and Restructuring Charges

During the quarter ended June 30, 2004, impairment charges of $21 million and restructuring charges of $22 million were recorded in continuing operations.

The impairment charge of $21 million was primarily for the write-down of long-lived assets to their estimated fair values at MCPH, where the intent to close or sell had been previously announced.

The restructuring charge of $22 million consists of $8 million in employee severance costs, $8 million in non-cash costs for the acceleration of stock options for terminated employees, and $6 million in contract termination and consulting costs.

 A $244 million impairment charge for long-lived assets was recorded in discontinued operations to write down the value of those assets to be disposed to their estimated fair value, less estimated cost to sell.  The company cautions that there may be additional long-lived asset impairment charges and restructuring charges in future periods.

Accounts Receivable

Accounts receivable from continuing operations were $1,585 million at June 30, 2004, a decrease of $304 million from $1,889 million at March 31, 2004. Accounts receivable for discontinued operations also declined in the quarter, falling to $344 million at June 30, 2004, a decline of $114 million, from the $458 million balance at March 31, 2004. This decrease included $26 million from retained accounts receivable from the divestiture of 14 hospitals initiated in March 2003, the last of which was sold in February 2004.

Accounts receivable days outstanding from continuing operations declined to 56.1 days at June 30, 2004, from 64.8 days at March 31, 2004.  Approximately 7.2 days of this 8.7 day decline results from the $204 million write-down of self-pay accounts receivable described above.

Hospital Openings and Divestitures

Tenet operated 71 hospitals at March 31, 2004, and 72 hospitals on June 30, 2004, excluding hospitals operated and included in discontinued operations. Tenet opened two new hospitals during the quarter: the 90-bed Saint Francis Hospital-Bartlett in Bartlett, Tenn., and the 118-bed Centennial Medical Center in Frisco, Texas, a suburb of Dallas.  Tenet also ceased operation of Century City Hospital, in Los Angeles, in April 2004.

Three hospitals remained in continuing operations at June 30, 2004, pending lease expiration or closing.  One of these three hospitals, Doctors Medical Center–San Pablo/Pinole, was reported in continuing operations in the second quarter; however, as previously announced, Tenet terminated its lease and returned the hospital to the health care district that owns it on July 31, 2004.  As discussed above, MCPH at June 30 was part of continuing operations, but is expected to move to discontinued operations in the third quarter as the divesture of this hospital is anticipated to be completed by the end of the third quarter.  The third hospital, Suburban Medical Center, is expected to cease operations under Tenet ownership by the end of October, 2004, as Tenet has not renewed its lease.  Once these hospitals are divested, Tenet will operate 69 hospitals, as previously announced.

Tenet divested two hospitals, Brownsville Medical Center and its hospital in Barcelona, Spain, during the quarter, generating an aggregate pre-tax gain of approximately $29 million and approximately $127 million in cash proceeds.

In July 2004, subsequent to the close of the second quarter, Tenet completed the sale of Redding Medical Center. The approximate $55 million in proceeds generated by this sale are being retained at this time by Redding Medical Center, Inc., the subsidiary which previously owned the hospital, and which also retained substantially all of the hospital’s pre-closing liabilities.

Capital Expenditures

Capital expenditures in the quarter were $136 million comprised of $131 million for continuing operations (including $38 million relating to the construction of the Bartlett and Centennial hospitals) and $5 million for discontinued operations.  For the six months ended June 30, 2004, capital expenditures totaled $250 million.  Tenet reaffirmed that it expects total capital expenditures for 2004 to approximate $600 million.

Cash Flow

Cash balances were $1,193 million at June 30, 2004, up $686 million from the cash position of $507 million at March 31, 2004. This cash balance does not include a 1031 exchange fund used to fund construction costs at certain of our hospitals, which was approximately $12 million on June 30, 2004.

Net cash provided by operating activities contributed $144 million in cash for the quarter, and $85 million in the six months ended June 30, 2004.  In accordance with generally accepted accounting principles, this figure excludes capital expenditures, proceeds of asset sales, and certain other items. Proceeds from assets sales added $127 million to cash in the quarter and $190 million year-to-date.  The issuance of 10-year senior, unsecured debt added $954 million after deducting discounts and related cash expenses for both the quarter and year-to-date, and $450 million of the cash proceeds were used to repurchase senior notes of shorter maturity.

There was $56 million in cash outflows related to previously accrued reserves in the second quarter and $244 million year-to-date. The year-to-date cash outflow included $163 million related to a legal judgment involving a former executive paid in the first quarter and $32 million of government settlements announced in March but paid in the second quarter.

Liquidity

On June 15, $1 billion of senior unsecured debt was issued with a coupon of 9.875 percent. A portion of the proceeds from this offering was used to retire $450 million of existing debt with maturities scheduled in 2006 and 2007.  There were no outstanding cash draws on the company’s revolver credit line at June 30, 2004, but there was approximately $221 million of letters of credit outstanding at that date.

Total debt was $4.5 billion at June 30, 2004, up from $4.0 billion a year ago, but net debt, defined as debt less cash, declined to $3.3 billion at the end of the second quarter of 2004, down from $3.8 billion at June 30, 2003.

Tenet Healthcare Corporation, through its subsidiaries, owns and operates acute care hospitals and related health care services.  Tenet’s hospitals aim to provide the best possible care to every patient who comes through their doors, with a clear focus on quality and service.  Tenet can be found on the World Wide Web at www.tenethealth.com.

# # #

Some of the statements in this release may constitute forward-looking statements.  Such statements are based on our current expectations and could be affected by numerous factors and are subject to various risks and uncertainties discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the fiscal year ended Dec. 31, 2003, our quarterly reports on Form 10-Q and periodic reports on Form 8-K.  Do not rely on any forward-looking statement, as we cannot predict or control many of the factors that ultimately may affect our ability to achieve the results estimated.  We make no promise to update any forward-looking statement, whether as a result of changes in underlying factors, new information, future events or otherwise.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended June 30
(Dollars in millions except per share amounts)	2004	%	2003 (1)%		Change

Net operating revenues	$2,570	100.0%	$2,657	100.0%	(3.3)%
Operating expenses:
Salaries and benefits	(1,131)	44.0%	(1,143)	43.0%	(1.0)%
Supplies	(437)	17.0%	(414)	15.6%	5.6%
Provision for doubtful accounts (2)	(499)	19.4%	(236)	8.9%	111.4%
Other operating expenses (3)	(610)	23.7%	(567)	21.3%	7.6%
Depreciation	(90)	3.5%	(92)	3.5%	(2.2)%
Amortization	(5)	0.2%	(6)	0.2%	(16.7)%
Impairment of long-lived assets and goodwill, and restructuring charges (4)	(43)	1.7%	(155)	5.8%
Costs of litigation and investigations (5)	(9)	0.4%	(68)	2.6%
Loss from early extinguishment of debt (6)	(5)	0.2%	—	—
Operating loss	(259)	(10.1)%	(24)	(0.9)%	979.2%
Interest expense	(73)		(75)
Investment earnings	3		4
Minority interests	—		(7)
Net gain on sale of subsidiary common stock and Long-term investments	6		9
Impairment of investment securities	—		(5)
Loss from continuing operations before income taxes	(323)		(98)
Income tax benefit	110		31
Loss from continuing operations	(213)		(67)
Discontinued operations: Income (loss) from operations of asset group	(96)		31
Impairment of long-lived assets and goodwill, and restructuring charges (7)	(247)		(124)
Net gain on sales of asset group	31		—
Income tax benefit (expense)	99		(35)
Loss from discontinued operations	(213)		(128)
Net loss	(426)		(195)
Diluted loss per common share and common equivalent share:
Continuing Operations	(0.45)		(0.14)
Discontinued Operations	(0.46)		(0.28)
	(0.91)		(0.42)
Weighted average shares and dilutive securities outstanding (in thousands):	465,922		465,110

	Six Months Ended June 30
(Dollars in millions except per share amounts)	2004	%	2003 (1)%		Change

Net operating revenues	$5,221	100.0%	$5,387	100.0%	(3.1)%
Operating expenses:
Salaries and benefits	(2,268)	43.4%	(2,269)	42.1%	(0.0)%
Supplies	(882)	16.9%	(830)	15.4%	6.3%
Provision for doubtful accounts (2)	(790)	15.1%	(462)	8.6%	71.0%
Other operating expenses (3)	(1,166)	22.3%	(1,105)	20.5%	5.5%
Depreciation	(181)	3.5%	(184)	3.4%	(1.6)%
Amortization	(10)	0.2%	(11)	0.2%	(9.1)%
Impairment of long-lived assets and goodwill, and restructuring charges (4)	(102)	2.0%	(351)	6.5%
Costs of litigation and investigations (5)	(19)	0.4%	(74)	1.4%
Loss from early extinguishment of debt (6)	(5)	0.1%	—	—
Operating income (loss)	(202)	(3.9)%	101	1.9%	(300.0)%
Interest expense	(150)		(146)
Investment earnings	7		10
Minority interests	(5)		(15)
Net gain on sale of subsidiary common stock and long-term investments	6		9
Impairment of investment securities	—		(5)
Loss from continuing operations before income taxes	(344)		(46)
Income tax (expense) benefit	114		(17)
Loss from continuing operations	(230)		(63)
Discontinued operations:
Income (loss) from operations of asset group	(158)		62
Impairment of long-lived assets and goodwill, and restructuring charges (7)	(334)		(185)
Net gain on sales of asset group	29		—
Income tax (expense) benefit	145		(29)
Loss from discontinued operations	(318)		(152)
Net loss	(548)		(215)

Diluted loss per common share and common equivalent share:
Continuing operations	(0.50)		(0.13)
Discontinued operations	(0.68)		(0.33)
	(1.18)		(0.46)
Weighted average shares and dilutive securities outstanding (in thousands):	465,609		467,796

BALANCE SHEET DATA

Dollars in millions

(Unaudited)

	June 30, 2004	December 31, 2003

Cash and cash equivalents	$1,193	$619
Net accounts receivable	1,929	2,415
Assets held for sale	670	129
Other current assets	1,136	1,085
Current assets	4,928	4,248
Current liabilities	(2,073)	(2,394)
Net working capital	2,855	1,854
Investments and other assets	305	386
Net property and equipment	4,823	5,557
Goodwill	1,913	1,949
Net intangible assets	181	158
Long-term debt, excluding current portion	(4,488)	(4,039)
Other long-term liabilities	(1,702)	(1,504)
Shareholders’ equity	(3,887)	(4,361)

CASH FLOW DATA

Dollars in millions

(Unaudited)

	Six Months Ended June 30, 2004	Six Months Ended June 30, 2003
Net cash provided by operating activities	$85	$583
Cash flow from investing activities:
Purchases of property and equipment	(250)	(418)
Proceeds from sales of facilities and other assets	190	3
Cash released from escrow account to fund construction costs	76	—
Investment in hospital authority bonds	(2)	(105)
Other items	(21)	25
Cash flows from financing activities:
Proceeds from borrowings	—	49
Payment of borrowings	(13)	(906)
Sale of new senior notes	954	979
Repurchases of senior notes	(450)	—
Repurchases of common stock	—	(208)
Other items	5	9
Net increase in cash and cash equivalents	574	11
Supplemental disclosures:
Interest paid	(137)	(103)
Income taxes paid, net of refunds received	(53)	(314)

GENERAL HOSPITALS

Selected Statistics – Continuing Operations

(Unaudited)

(Dollars in millions except for net inpatient revenue per patient day and per admission)

	Three Months Ended June 30			Six Months Ended June 30
	2004	2003 (1)	Change	2004	2003 (1)	Change

Net inpatient revenues	$1,690	$1,710	(1.2)%	$3,442	$3,487	(1.3)%
Net outpatient revenues	$781	$819	(4.6)%	$1,584	$1,651	(4.1)%

Number of hospitals (at end of period)	72	70	2	72	70	2
Licensed beds (at end of period)	18,784	18,595	1.0%	18,784	18,595	1.0%
Average licensed beds	18,647	18,607	0.2%	18,612	18,614	0.0%
Utilization of licensed beds	52.9%	55.0%	(2.1)%*	55.1%	56.7%	(1.6)%*
Patient days	897,777	931,788	(3.7)%	1,867,880	1,908,948	(2.2)%
Equivalent patient days	1,259,222	1,295,837	(2.8)%	2,593,007	2,638,261	(1.7)%
Net inpatient revenue per patient day	$1,883	$1,835	2.6%	$1,843	$1,827	0.9%
Admissions	174,079	178,677	(2.6)%	358,242	362,735	(1.2)%
Equivalent admissions	246,174	250,727	(1.8)%	500,987	506,058	(1.0)%
Net inpatient revenue per admission	$9,709	$9,570	1.5%	$9,608	$9,613	(0.1)%
Average length of stay (days)	5.2	5.2	—	5.2	5.3	(0.1)*
Outpatient visits	1,513,651	1,544,612	(2.0)%	3,078,494	3,093,343	(0.5)%

Sources of net patient revenues
Medicare	25.9%	25.7%		25.9%	25.7%
Medicaid	7.2%	8.1%		7.4%	7.9%
Managed care	49.1%	50.1%		49.2%	50.7%
Indemnity, self-pay and other	17.8%	16.1%		17.5%	15.7%

Same facilities
Net inpatient revenues	$1,680	$1,710	(1.8)%	$3,421	$3,487	(1.9)%
Net outpatient revenues	$765	$819	(6.6)%	$1,556	$1,651	(5.8)%

Number of hospitals (at end of period)	70	70	—	70	70	—
Average licensed beds	18,517	18,607	(0.5)%	18,518	18,614	(0.5)%
Patient days	893,223	931,788	(4.1)%	1,859,160	1,908,948	(2.6)%
Net inpatient revenue per patient day	$1,881	$1,835	2.5%	$1,840	$1,827	0.7%
Admissions	173,262	178,677	(3.0)%	356,756	362,735	(1.6)%
Net inpatient revenue per admission	$9,697	$9,570	1.3%	$9,588	$9,613	(0.3)%
Average length of stay (days)	5.2	5.2	—	5.2	5.3	(0.1)*
Outpatient visits	1,493,452	1,544,612	(3.3)%	3,040,546	3,093,343	(1.7)%

* This change is the difference between the 2004 and 2003 amounts shown.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

Calendar 2004 by Quarter

(Unaudited)

	3 Months Ended		6 Months Ended
(Dollars in millions except per share amounts)	3/31/04(1)	6/30/04	6/30/04

Net operating revenues	$2,651	$2,570	$5,221
Operating expenses:
Salaries and benefits	(1,137)	(1,131)	(2,268)
Supplies	(445)	(437)	(882)
Provision for doubtful accounts	(291)	(499)	(790)
Other operating expenses	(556)	(610)	(1,166)
Depreciation	(91)	(90)	(181)
Amortization	(5)	(5)	(10)
Impairment and restructuring charges	(59)	(43)	(102)
Costs of litigation and investigations	(10)	(9)	(19)
Loss from early extinguishment of debt	—	(5)	(5)
Operating income (loss)	57	(259)	(202)
Interest expense	(77)	(73)	(150)
Investment earnings	4	3	7
Minority interests	(5)	—	(5)
Net gain on sale of subsidiary common stock and long-term investments	—	6	6
Loss from continuing operations before income taxes	(21)	(323)	(344)
Income tax benefit	4	110	114
Loss from continuing operations	(17)	(213)	(230)
Discontinued operations:
Loss from operations of asset group	(62)	(96)	(158)
Impairment of long-lived assets and goodwill, and restructuring charges	(87)	(247)	(334)
Net gain (loss) on sales of asset group	(2)	31	29
Income tax benefit	46	99	145
Loss from discontinued operations	(105)	(213)	(318)
Net loss	(122)	(426)	(548)

Diluted loss per common share and common equivalent share:
Continuing operations	(0.03)	(0.45)	(0.50)
Discontinued operations	(0.23)	(0.46)	(0.68)
	(0.26)	(0.91)	(1.18)
Weighted average shares and dilative securities outstanding (in thousands):	465,296	465,922	465,609

GENERAL HOSPITALS
SELECTED STATISTICS – CONTINUING OPERATIONS

Calendar 2004 by Quarter

(Unaudited)

(Dollars in millions except for net inpatient revenue per patient day and per admission)

	3 Months Ended		6 Months Ended
	3/31/04 (1)	6/30/04	6/30/04
Net inpatient revenues	$1,752	$1,690	$3,442
Net outpatient revenues	$803	$781	$1,584

Facilities owned or operated	70	72	72
Licensed beds at end of period	18,578	18,784	18,784
Average licensed beds	18,578	18,647	18,612
Utilization of licensed beds	58.0%	52.9%	55.4%
Patient days	970,103	897,777	1,867,880
Equivalent patient days	1,333,785	1,259,222	2,593,007
Net inpatient revenue per patient day	$1,806	$1,883	$1,843
Admissions	184,163	174,079	358,242
Equivalent admissions	254,813	246,174	500,987
Net inpatient revenue per admission	$9,513	$9,709	$9,608
Average length of stay (days)	5.3	5.2	5.2
Outpatient visits	1,564,843	1,513,651	3,078,494

Sources of net patient revenue
Medicare	25.9%	25.9%	25.9%
Medicaid	7.6%	7.2%	7.4%
Managed care	49.2%	49.1%	49.2%
Indemnity, self-pay and other	17.3%	17.8%	17.5%

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

Calendar 2003 by Quarter

(Refer to Explanatory Note 1)  (Unaudited)

	3 Months Ended			Year Ended
(Dollars in millions except per share amounts)	3/31/03	6/30/03	9/30/03	12/31/03	12/31/03

Net operating revenues	$2,730	$2,657	$2,593	$2,530	$10,510
Operating expenses:
Salaries and benefits	(1,126)	(1,143)	(1,088)	(1,087)	(4,444)
Supplies	(416)	(414)	(408)	(423)	(1,661)
Provision for doubtful accounts	(226)	(236)	(433)	(304)	(1,199)
Other operating expenses	(538)	(567)	(573)	(540)	(2,218)
Depreciation	(92)	(92)	(88)	(92)	(364)
Amortization	(5)	(6)	(5)	(4)	(20)
Impairment and restructuring charges	(196)	(155)	(9)	(1,071)	(1,431)
Costs of litigation and investigations	(6)	(68)	(253)	45	(282)
Operating income (loss)	125	(24)	(264)	(946)	(1,109)
Interest expense	(71)	(75)	(74)	(74)	(294)
Investment earnings	6	4	3	4	17
Minority interests	(8)	(7)	(6)	—	(21)
Net gain on sale of subsidiary common stock and long- term investments	—	9	—	7	16
Impairment of investment securities	—	(5)	—	—	(5)
Income (loss) from continuing operations before income taxes	52	(98)	(341)	(1,009)	(1,396)
Income tax benefit (expense) from continuing operations	(48)	31	125	162	270
Income (loss) from continuing operations	4	(67)	(216)	(847)	(1,126)
Discontinued operations:
Income (loss) from operations of asset group	31	31	(42)	(45)	(25)
Impairment of long-lived assets and goodwill, and restructuring charges	(61)	(124)	(99)	(368)	(652)
Net gains on sales of asset group	—	—	—	274	274
Income tax benefit (expense)	6	(35)	49	32	52
Loss from discontinued operations	(24)	(128)	(92)	(107)	(351)
Net loss	(20)	(195)	(308)	(954)	(1,477)

Diluted earnings (loss) per common share and common equivalent share:
Continuing operations	0.01	(0.14)	(0.46)	(1.82)	(2.42)
Discontinued operations	(0.05)	(0.28)	(0.20)	(0.23)	(0.75)
	(0.04)	(0.42)	(0.66)	(2.05)	(3.17)
Weighted average shares and dilutive securities (if applicable) outstanding (in thousands):	472,325	465,110	463,629	464,549	465,927

GENERAL HOSPITALS
SELECTED STATISTICS – CONTINUING OPERATIONS

Calendar 2003 by Quarter

(Refer to Explanatory Note 1) (Unaudited)

(Dollars in millions except for net inpatient revenue per patient day and per admission)

	3 Months Ended			Year Ended
	3/31/03	6/30/03	9/30/03	12/31/03	12/31/03
Net inpatient Net inpatient revenues	$1,777	$1,710	$1,672	$1,638	$6,797
Net outpatient revenues	$832	$819	$820	$781	$3,252

Facilities owned or operated	70	70	70	70	70
Licensed beds at end of period	18,613	18,595	18,531	18,579	18,579
Average licensed beds	18,621	18,607	18,559	18,535	18,580
Utilization of licensed beds	58.3%	55.0%	53.3%	54.4%	55.3%
Patient days	977,160	931,788	910,258	928,170	3,747,376
Equivalent patient days	1,342,424	1,295,837	1,270,959	1,282,948	5,192,169
Net inpatient revenue per patient day	$1,819	$1,835	$1,837	$1,765	$1,814
Admissions	184,058	178,677	179,052	179,828	721,615
Equivalent admissions	255,331	250,727	252,116	250,242	1,008,416
Net inpatient revenue per admission	$9,655	$9,570	$9,338	$9,109	$9,419
Average length of stay (days)	5.3	5.2	5.1	5.2	5.2
Outpatient visits	1,548,731	1,544,612	1,522,372	1,511,640	6,127,355

Sources of net patient revenues
Medicare	25.7%	25.7%	24.9%	24.3%	25.1%
Medicaid	7.7%	8.1%	7.9%	8.1%	8.0%
Managed care	51.3%	50.1%	50.3%	50.5%	50.6%
Indemnity, self-pay and other	15.3%	16.1%	16.9%	17.1%	16.3%

Explanatory Notes

1.               Certain calendar year 2003 information has been reclassified to conform to the current period’s presentation.  These reclassifications, primarily for discontinued operations, have no impact on total assets, liabilities, shareholders’ equity, net loss or cash flows.

2.               During the quarter ended June 30, 2004, we recorded additional provisions for doubtful accounts in the amount of $254 million, of which $204 million is for continuing operations and $50 million is for discontinued operations, to write down our self-pay patient accounts receivable to their estimated net realizable value.  The additional provisions for doubtful accounts resulted primarily from changes in how we estimate the net realizable value of self-pay accounts by further accelerating the write-down of those accounts.  Prior to the quarter ended September 30, 2003, we had employed a methodology that utilized graduated write-downs that escalated toward the end of a 120-day aging period.  As a result of evaluating and analyzing recent collection trends of our self-pay accounts, we changed to a straight-line write-down methodology during the quarter ended September 30, 2003.  During the quarter ended June 30, 2004, we further modified our approach to writing down these self-pay accounts by eliminating the utilization of a straight-line methodology to estimate the net realizable value of all existing self-pay accounts (and all future self-pay accounts receivable when they are recorded).  This change in how we estimate the net realizable value of self-pay accounts is attributable to an adverse change in our business mix as admissions of uninsured patients have grown and the fact that we began to phase in the price discounting components of our Compact with Uninsured Patients (“Compact”) at many of our hospitals during the quarter ended June 30, 2004.

3.               Other operating expenses include malpractice insurance expense of $102 million for the quarter ended June 30, 2004 and $66 million for the prior-year quarter.  The Company continues to experience unfavorable trends in professional and general liability risks, as well as increases in the size of claim settlements and awards in this area.

4.               During the quarter ended June 30, 2004, we recorded impairment charges of $21 million, primarily for the write-down of long-lived assets to their estimated values at Medical College of Pennsylvania Hospital, which we previously announced our intent to divest.  We also recorded $22 million in restructuring charges consisting of $8 million in employee severance costs, $8 million in non-cash stock option modification costs related to terminated employees, and $6 million in contract termination and consulting costs.

During the quarter ended March 31, 2004, we recorded impairment charges of $2 million for the write-down of long-lived assets and restructuring charges of $57 million, consisting of $9 million in employee severance costs and $48 million in closure costs related to an academic affiliation agreement between Medical College of Pennsylvania Hospital and Drexel University College of Medicine in Philadelphia.  In connection with our intent to divest the hospital, we are contractually responsible for certain university costs.

During the quarter ended March 31, 2003, we recorded goodwill impairment charges of $187 million related to our Central-Northeast region.  During the quarters ended March 31, 2003 and June 30, 2003, we recorded restructuring charges of $9 million and $76 million, respectively.  The combined charges consisted of $54 million in employee severance, benefits and relocation costs, $31 million in non-cash stock option modification costs related to terminated employees, and $6 million in contract termination and consulting costs and a $6 million reduction in reserves for restructuring charges recorded in prior periods.

5.               Costs of litigation and investigations for the quarter ended June 30, 2004 were $9 million and consisted primarily of miscellaneous settlements and costs to defend the Company against a number of lawsuits and investigations arising primarily after October 2002.  We recorded $68 million in the prior-year quarter, which included $54 million related to the settlement of federal and state investigations regarding allegations of unnecessary cardiac procedures performed by two physicians at Redding Medical Center in Redding, California.

6.               During the quarter ended June 30, 2004, we sold $1 billion in new Senior Notes and received net proceeds of approximately $954 million after deducting discounts and related expenses.  A portion of the proceeds from the offering were used to repurchase $260 million of our outstanding 5 3/8% Senior Notes due 2006 and $190 million of our 5% Senior Notes due 2007.  As a result of these repurchases, we recorded a $5 million loss from early extinguishment of debt.  The remaining portion of the net proceeds will be used for general corporate purposes, which may include the repurchase or repayment of other outstanding debt.

7.               During the quarters ended June 30, 2004 and March 31, 2004, we recorded in discontinued operations, (i) $244 million and $86 million of impairment charges, respectively, primarily for the write-down of long-lived assets and goodwill to their estimated fair value, less estimated costs to sell, and (ii) $3 million and $1 million of restructuring charges, respectively.